EXHIBIT 10(n)

PACCAR Inc

LONG TERM INCENTIVE PLAN

ALTERNATE FORM RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), is entered into as of <<<Date>>>, (the “Award Date”) between PACCAR Inc, a Delaware corporation (the “Company”), and <<<Key Employee>>> (the “Recipient”).

WHEREAS, The Company has established the PACCAR Inc Long Term Incentive Plan (the “LTIP”) in order to provide key employees of the Company and its subsidiaries with an opportunity to acquire shares of the Company’s common stock, par value $1 per share (the “Common Shares”); and

WHEREAS, the Compensation Committee of the Board of Directors charged with administering the LTIP (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock described in this Agreement to the Recipient as an inducement to enter into or remain in the service of the Company and as an incentive for extraordinary efforts during such service;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	Award. The Company hereby grants the Recipient <<<Number>>> Common Shares (the “Restricted Stock”), subject to the terms and conditions of the LTIP and this Agreement. The provisions of the LTIP are incorporated into this Agreement by this reference.

2.	Rights as Stockholder. On and after the Award Date, and except to the extent otherwise provided in the LTIP and this Agreement, the Recipient will be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive dividends and other distributions payable with respect to the Restricted Stock.

3.

Performance Goal. The Committee established the amount of the award of Restricted Stock and a performance goal (the “Performance Goal”) for the award within the first ninety (90) days of the calendar year. The measurement period for the Performance Goal commences on January 1 and ends on December 31 of the calendar year (the “Performance Period”). The Performance Goal is based on a designated percent return on the Company’s revenue over the Performance Period. Return on revenue will be measured by dividing the Company’s total net income (less preferred dividends) over the Performance Period by total truck and other and financial services revenues over the Performance Period.

4.	Performance Evaluation. Within sixty (60) days after the end of the Performance Period, the Committee will certify in writing whether the Performance Goal has been achieved. If the Performance Goal has been achieved, the Restricted Stock shall vest in accordance with the vesting provisions of Section 6. If the Performance Goal was not achieved, the Restricted Stock shall be immediately forfeited (except as set forth in Section 6(c)).

5.	No Transfer before Vesting. Until the Performance Goal has been satisfied and the Restricted Stock otherwise vests, the Restricted Stock may not be transferred, pledged, alienated, attached or otherwise encumbered; any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company; and no attempt to transfer the unvested Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to such Restricted Stock. Notwithstanding the foregoing, the Restricted Stock may be transferred by will or the laws of descent and distribution or pursuant to a trust created for the benefit of the Recipient or their family as provided Section 14 of the LTIP. The restrictions set forth in the LTIP and this Agreement shall apply to the Restricted Stock in the hands of any transferee.

6.	Vesting.

(a)	The Restricted Stock shall vest in full on the first day of the month following Committee certification that the Performance Goal has been achieved (“the Vesting Date”) provided that the Recipient has been continuously employed by the Company in an LTIP-eligible position through the vesting date.

(b)	Retirement, Disability, Death. If the Committee certifies that the Performance Goal has been achieved

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and Recipient’s employment with the Company terminates by reason of Recipient’s retirement on or after age 62 (determined in accordance with the terms of the Company’s defined benefit plan) disability (determined in accordance with the Company’s long-term disability plan), or death, then the Restricted Stock will fully vest notwithstanding the provisions of Section 6(a).

(c)	Change in Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control as provided in Section 16.4 of the LTIP, whether or not the Performance Goal has been satisfied, the Restricted Stock shall immediately vest in full.

(d)	Ownership. On the Vesting Date, the Recipient shall own the vested shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 12).

7.	Forfeiture of Restricted Shares. The Restricted Stock that has not vested in accordance with Section 6 shall be immediately and irrevocably forfeited as follows:

(a)	If the Performance Goal is not achieved, all Restricted Stock will be immediately forfeited.

(b)	If the Recipient resigns or is terminated by the Company voluntarily or involuntarily other than by death, disability or retirement as provided in Section 6(b), all Restricted Stock will be immediately forfeited.

8.	Terms and Conditions of Distribution. The Company is not required to issue or deliver any certificates for the Restricted Stock before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements and regulations governing short swing trading of securities) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

If the Recipient dies before the Company has distributed vested shares of Restricted Stock, the Company will distribute certificates to the beneficiary or beneficiaries the Recipient has designated, in the proportions the Recipient specified. To be effective, a beneficiary

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designation must be made in writing and filed with the Company. If the Recipient failed to designate a beneficiary or beneficiaries, the Company will distribute certificates for the vested shares of Restricted Stock to the Recipient’s surviving spouse or, if there is none, to their estate.

9.	Stock Certificates. The Company will set up a book entry account for the Recipient with the Company’s transfer agent for the Restricted Stock. The Company will distribute share certificates to the Recipient or, if applicable, his or her beneficiary, upon request when the Restricted Stock becomes vested in accordance with Section 6.

10.	Payment for Shares. The Committee has determined that the services rendered by Recipient to the Company provided value equal to the $1.00 par value of the award of Restricted Stock and, therefore, no cash payment to the Company is required.

11.	Withholding of Tax. To the extent that the receipt of the Restricted Shares or dividends results in income to the Recipient for any federal or state income tax purposes, no later than the date as of which such tax withholding is first required, Recipient shall pay to the Company any federal or state income tax required to be withheld with respect to such amount. If the Recipient fails to do so, the Company will withhold a portion of the dividends to be paid and/or Common Shares having a fair market value on the date of withholding equal to the minimum tax withholding obligation.

12.	Legality of Issuance; Restrictions on Transfer. No Common Shares shall be issued unless and until the Company has determined that:

(a)	it and the Recipient have taken any actions required to register the Common Shares under the Securities Act of 1933, as amended (the “Securities Act”) or to perfect an exemption from the registration requirements thereof;

(b)	any applicable listing requirement of any stock exchange on which Common Shares are listed has been satisfied; and

(c)	any other applicable provision of state or federal law has been satisfied.

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Regardless of whether the offering and sale of Common Shares under the LTIP have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law or with restrictions imposed by the Company’s underwriters.

13.	No Registration Rights. The Company may, but shall not be obligated to, register or qualify the Restricted Stock under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance of Restricted Stock under this Agreement to comply with any law.

14.	Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Restricted Stock is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Common Shares but lacking such legend.

15.	Investment Intent. In the event that the issuance of Restricted Stock is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Recipient shall represent and agree at the time of exercise that the Common Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

16.	No Employment Rights. Nothing in this Agreement shall be construed as giving the Recipient the right to be retained as an employee. The Company reserves the right to terminate the Recipient’s service at any time, with or without cause.

17.

Administration. The Committee administers the LTIP and this Agreement. The Committee shall have sole discretion to interpret the LTIP and this Agreement, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the LTIP and

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this Agreement. The Recipient’s rights under this Agreement are expressly subject to the terms and conditions of the LTIP, including continued shareholder approval of the LTIP, and to any guidelines the Company adopts from time to time.

18.	Entire Agreement. The Award is in all respects subject to the provisions set forth in the LTIP to the same extent and with the same effect as if the provisions of the LTIP were set forth fully herein. In the event that the terms of this Award conflict with the terms of the LTIP, the LTIP shall control. This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged into and superseded by this Agreement. This Agreement may be amended only by written agreement between the Recipient and the Company.

19.	No Limitation on Rights of the Company. The award of Restricted Stock does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

20.	Share Adjustments. If there are any changes in the number or value of shares of Restricted Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or other events as stated in Article 10 of the LTIP, the Board of Directors or Committee may make such adjustments as it deems appropriate in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of fractional Common Shares under the LTIP.

21.	Notices. Any notice or other communication required or permitted under the LTIP or this Agreement must be in writing and must be delivered either personally, electronically, by certified, registered or express mail or by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or electronically or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to PACCAR Inc, Attention: Corporate Secretary. Notice to the Recipient should be sent to his or her business address.

22.	Data Privacy. By entering into this Agreement, Recipient:

(a)	agrees to disclose certain personal data requested by the Company to administer the LTIP and expressly consents to the Company’s processing such data for purposes of the implementation or administration of the LTIP and this Agreement;

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(b)	waives any data privacy rights Recipient may have with respect to such data; and

(c)	authorizes the Company and any of its authorized agents to store and transmit such information in electronic form.

23.	Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or other event.

24.	Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Washington as such laws are applied to contracts entered into and performed in such State.

25.	Limitation on Rights; No Right to Future Awards; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of an award evidenced hereby, Recipient acknowledges:

(a)	that the LTIP is discretionary in nature and may be suspended or terminated by the Company at any time;

(b)	that the Award of Restricted Stock is a one-time benefit which does not create any contractual or other right to receive future awards, grants of stock options, or benefits in lieu thereof;

(c)	that all determinations with respect to any future awards of Restricted Stock, including, but not limited to, the times when awards shall be made, the number of Common Shares to be awarded, and the vesting of any Restricted Stock thereunder, will be at the sole discretion of the Company;

(d)	that the Recipient’s participation in the LTIP is voluntary;

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(e)	that the value of the Restricted Stock is an extraordinary item of compensation which is outside the scope of the Recipient’s employment contract, if any;

(f)	that the award of Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and

(g)	that the future value of the Restricted Stock is unknown and cannot be predicted with certainty.

I agree to the terms and conditions of this Agreement and acknowledge having received the PACCAR Long Term Incentive Plan and the Plan Information Statement.

Recipient:	PACCAR Inc

By:

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